Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Global Mofy AI Limited on Form F-1 of our report dated January 2, 2025, with respect to the consolidated balance sheet of Global Mofy AI Limited and its subsidiaries as of September 30, 2024 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the year ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

May 13, 2025